AMENDED AND RESTATED EXHIBIT 1

THIS AMENDED AND RESTATED EXHIBIT 1, dated as of October 24, 2009, is the Exhibit 1 to the Transfer Agency and Services Agreement (the “Agreement”) between PNC Global Investment Servicing (U.S.) Inc. (formerly PFPC Inc., which was assigned the Agreement by First Data Investor Services Group, Inc.) and Tweedy, Browne Fund Inc. and is amended and restated for the addition of Tweedy, Browne Global Value Fund II – Currency Unhedged.

LIST OF PORTFOLIOS

Tweedy, Browne Value Fund

Tweedy, Browne Global Value Fund

Tweedy, Browne Worldwide High Dividend Yield Value Fund

Tweedy, Browne Global Value Fund II—Currency Unhedged

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:	/s/ M. Denofrio
Name:	M. Denofrio
Title:	Executive Vice President
Senior Managing Director

TWEEDY, BROWNE FUND INC.

By:	/s/ M G Rosenberger
Name:	M G Rosenberger
Title:	VP & COO